UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Cypress Semiconductor Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 17, 2017, Cypress Semiconductor Corporation (the “Company”) issued the following press release.   The press release was also posted by the Company to www.KeepCypressMovingForward.com.

Cypress Discloses Final Settlement Proposal to Resolve Proxy Context with T.J. Rodgers and CypressFirst

SAN JOSE, Calif., June 17, 2017 — Cypress Semiconductor Corporation (“Cypress” or “the Company”) (NASDAQ: CY) today issued the following statement regarding the status of settlement discussions with T.J. Rodgers, who was forced to resign as CEO in April 2016, and CypressFirst:

“From the beginning, we recognized that a prolonged proxy contest would be a costly distraction and have attempted to resolve this situation in a constructive manner.  In response to stockholder inquiries, we have decided to make public our final settlement proposal to T.J. Rodgers and CypressFirst, which is not subject to any confidentiality restrictions.

“Our final proposal includes expanding Cypress’ Board to eight members and immediately adding Dan McCranie and Camillo Martino, who will be appointed to appropriate committees.  Importantly, the proposal is consistent with our position that any settlement agreement must include durable and meaningful standstill and non-disparagement provisions, lasting through Cypress’ 2019 Annual Meeting.

“Our Cypress 3.0 strategy has put us on the path for long-term growth and our focus remains on carrying out this strategy to deliver lasting stockholder value.  As this proxy contest comes to an end, we hope T.J. Rodgers recognizes the importance of allowing Hassane and the management team to move forward without his continual disruption.”

Cypress’ final settlement proposal is as follows:

Outline of Cypress’ Settlement Proposal

•                  Cypress confirms that Bingham received salary and vesting through the date of his resignation but no acceleration of vesting of any compensation-related award or bonus.

•                  The Cypress Board will be increased from 7 to 8 members.  McCranie and Martino go on the Cypress Board immediately and become Board nominees for the 2017 annual meeting (which will be adjourned for 10 days to allow for stockholders to review revised supplemental proxy materials described below).  McCranie is appointed immediately to the nominating and governance committee and Martino is immediately appointed to either the compensation or the audit committee.

•                  Eric Benhamou remains on the Board.

•                  The parties enter into a standstill agreement (including a mutual non-disparagement agreement) per terms previously provided by email and attached below as Annex A.

•                  The term of the standstill agreement would be through the conclusion of the 2019 annual meeting so long as McCranie and Martino (or replacements satisfactory to T.J. Rodgers) are nominated by the Cypress Board for election at the 2018 and 2019 annual meetings.  If the advance notice deadline for nominations of directors at such annual meeting has passed, the Cypress Board will provide Rodgers with a 10 day period to comply with the advance notice provisions and cause such annual meeting not to be held prior to 90 days following the time McCranie and/or Martino are notified they are not being so nominated.

•                  The Cypress Board and CypressFirst each issues a separate press release announcing the settlement, such press release to be reasonably agreed upon in advance and attached as an annex to the definitive settlement agreement.

•                  Each party shall be responsible for its own expenses with respect to these matters prior to this date.

•                  Cypress’ proxy supplement describing the settlement agreement to be reasonably acceptable to Rodgers.

•                  All existing litigation by Rodgers would be terminated promptly following execution of the settlement agreement.  Rodgers would agree not to bring any claim in the future that was encompassed in the previous litigation or arises out of the matters described in that litigation.

Annex A

1.              On Standstill, Rodgers would agree not to do any of the following during the Standstill Period (all of which is quite standard in a standstill):

(i)                  submit any stockholder proposal (pursuant to Rule 14a-8 promulgated by the SEC under the Exchange Act or otherwise) or any notice of nomination or other business for consideration, or nominate any candidate for election to the Board;

(ii)               engage in, directly or indirectly, any “solicitation” (as defined in Rule 14a-1 of Regulation 14A) of proxies (or written consents) or otherwise become a “participant in a solicitation” (as such term is defined in Instruction 3 of Schedule 14A of Regulation 14A under the Exchange Act) in opposition to the recommendation or proposal of the Board, or recommend or request or induce or attempt to induce or seek to advise, encourage or influence any other person with respect to the voting of any voting stock of the Company (including any withholding from voting) or grant a proxy with respect to the voting of any voting stock of the Company to any person other than to the Board or persons appointed as proxies by the Board, or publicly disclose how he intends to vote or act on any such matter;  provided, however, that Rodgers may publicly disclose how he intends to vote in any proxy solicitation or referendum if and to the extent required by applicable subpoena, legal process, other legal requirement (except for such requirement that arises as a result of the actions of Rodgers otherwise in violation of this Section 3);

(iii)            seek to call, or to request the call of, a special meeting of the Company’s stockholders;

(iv)           form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the voting stock of the Company or deposit any shares of voting stock of the Company in a voting trust or similar arrangement or subject any shares of voting stock of the Company to any voting agreement or pooling arrangement in order to effect or take any of the actions expressly prohibited by this Section 3 or otherwise take any action challenging the validity or enforceability of any provisions of this Section 3;

(v)              (A) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board (other than pursuant to Section 1 hereof) or (B) seek, alone or in concert with others, the removal of any member of the Board or a change in the size or composition of the Board or the committees thereof;

(vi)           alone or in concert with others, make any proposal or request that constitutes: (i) advising, controlling, changing or influencing (or in each case attempting to do so) the Board or management or policies of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (ii) any material change in the capitalization or dividend policy of the Company or (iii) any other material change in the Company’s executive management, business, corporate strategy or corporate structure;

(vii)        (A) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of any of the assets or business of the Company or any rights or options to acquire any such assets or business from any person or (B) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of Common Stock or rights or options to acquire Common Stock or engage in any swap or hedging transactions (other than cash-only settled swaps) or other derivative agreements of any nature with respect to the Common Stock, if such acquisition or transaction would result in Rodgers having beneficial ownership or economic exposure to more than 5.0% of the then issued and outstanding Common Stock (excluding, for the avoidance of doubt, any economic exposure resulting from cash-only settled swaps);

(viii)     disclose publicly, or privately in a manner that could reasonably be expected to become public, any intention, plan or arrangement inconsistent with the foregoing or request or advance any proposal to amend, modify or waive the terms of this Agreement;

(ix)           disclose publicly or privately how he intends to vote or act, or has voted or acted, at any stockholder meeting or in connection with any stockholder action by written consent;

(x)              institute, solicit, assist, facilitate or join any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions), make any requests for a list of the Company’s stockholders or any “books and records” demands against the Company or make application or demand to a court or other person for an inspection, investigation or examination of the Company or its subsidiaries or Affiliates (whether pursuant to Section 220 of the DGCL or otherwise); provided that nothing shall prevent Rodgers from bringing litigation to enforce the provisions of this Agreement; or

(xi)           enter into any negotiations, discussions, agreement, arrangement or understanding with any person concerning any of the foregoing (other than this Agreement) or advise, assist, encourage, seek to persuade or solicit any person to take any action with respect to any of the foregoing.

2.              The Mutual Non-Disparagement would read as follows:

During the Standstill Period, the Parties shall each refrain from making, and shall cause their respective Affiliates and Associates and its and their respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, and, in the case of Rodgers, the Rodgers Nominees, not to make, any public statement or announcement that constitutes an ad hominem attack on, or that otherwise disparages, impugns, criticizes or is reasonably likely to damage the business or reputation of, (a) in the case of statements or announcements by Rodgers, the Company or any of its Affiliates or subsidiaries or any of its or their respective officers or directors or any person who has served as an officer or director of the Company or any of its Affiliates or subsidiaries, or (b) in the case of statements or announcements by the Company, Rodgers and the Rodgers Nominees or his or their Affiliates or advisors.  The foregoing shall not restrict the ability of any person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

If you have any questions, or need assistance voting your WHITE proxy card, please contact:

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Telephone: (212) 297-0720

Toll-Free: (877) 285-5990

Email: cyinfo@okapipartners.com

About Cypress

Cypress is a leader in advanced embedded system solutions for the world’s most innovative automotive, industrial, home automation and appliances, consumer electronics and medical products.  Cypress’ programmable systems-on-chip, general-purpose microcontrollers, analog ICs, wireless and USB-based connectivity solutions and reliable, high-performance memories help engineers design differentiated products and get them to market first.  Cypress is committed to providing customers with support and engineering resources that enable innovators and out-of-the-box thinkers to disrupt markets and create new product categories.  To learn more, go to www.cypress.com.

Forward-Looking Statements

Statements herein that are not historical facts and that refer to Cypress or its subsidiaries’ plans and expectations for the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We may use words such as “may,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “future,” “continue” or other wording indicating future results or expectations to identify such forward-looking statements that include, but are not limited to statements related to: our Cypress 3.0 strategy; the composition of our Board of Directors; our 2017 Annual Meeting of Stockholders; the Company’s financial and operational performance; our corporate governance policies and practices; and our plans to file certain materials with the SEC. Such statements reflect our current expectations, which are based on information and data available to our management as of the date of this press release. Our actual results may differ materially due to a variety of risks and uncertainties, including, but not limited to:  the uncertainty of litigation; our ability to execute on our Cypress 3.0 strategy; global economic and market conditions; business conditions and growth trends in the semiconductor market; our ability to compete effectively; the volatility in supply and demand conditions for our products, including but not limited to the impact of seasonality on supply and demand; our ability to develop, introduce and sell new products and technologies; potential problems relating to our manufacturing activities; the impact of acquisitions; our ability to attract and retain key personnel; and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements.

Contacts:

For Media:

Sard Verbinnen & Co

Ron Low/John Christiansen

(415) 618-8750

cypress-svc@sardverb.com

For Investors:

Okapi Partners LLC

Bruce Goldfarb/Pat McHugh/Tony Vecchio

(877) 285-5990

info@okapipartners.com